Exhibit 21.1

CellStar Corporation

List of Subsidiaries and Affiliates

For Fiscal Year End 2004

[100% Owned Unless Otherwise Indicated]

Name of Subsidiary	Incorporation
National Auto Center, Inc.	Delaware
CellStar Financo, Inc.	Delaware
CellStar Air Services, Inc. (4)	Delaware
A&S Air Service, Inc. (4)	Delaware
CellStar Telecom, Inc. (4)	Delaware
CellStar Fulfillment, Inc.	Delaware
CellStar International Corporation/Asia	Delaware
CellStar International Corporation/SA	Delaware
NAC Holdings, Inc.	Nevada
Florida Properties, Inc. (4)	Texas
Audiomex Export Corp.	Texas
CellStar, Ltd. (1)	Texas Limited Partnership
CellStar Fulfillment, Ltd. (2)	Texas Limited Partnership
CellStar Global Satellite Services, Ltd. (1)	Texas Limited Partnership
CellStar Chile, S.A.	Chile
CellStar de Colombia Ltda. (3)	Colombia
CellStar (Asia) Corporation Limited	Hong Kong
Celular Express S.A. de C.V.	Mexico
CellStar Mexico S.A. de C.V.	Mexico
Celular Express Management S.A. de C.V.	Mexico
Sizemore International N.V. (4)	Netherlands Antilles
Shanghai CellStar International Trading Co. Ltd.	Peoples Republic of China
CellStar Philippines, Inc. (4)	Philippines
CellStar Holding AB	Sweden
CellStar Japan, Limited (4)	Japan
CellStar Telecommunications Taiwan Co. Ltd.	Taiwan
CellStar (UK) Limited (4)	United Kingdom
CellStar Netherlands Holdings, B.V.	The Netherlands
CellStar Asia Pacific Corporation	Cayman Islands
CellStar Asia.com Inc.	British Virgin Islands

/1/	National Auto Center, Inc. is 1% General Partner and NAC Holdings, Inc. is 99% limited partner.

/2/	CellStar Fulfillment, Inc. is 1% General Partner and NAC Holdings, Inc. is 99% limited partner.

/3/	19% owned by CellStar International Corporation/SA. Remaining 81% owned by Mobile Technologies Services, S.A., a Panama corporation, which is not owned or controlled by any CellStar entity. This 81% is pledged to secure promissory notes owed to CellStar entities.

/4/	Corporate entity inactive and/or dormant.